OPINION OF RAY, QUINNEY & NEBEKER AS TO
                 THE LEGALITY OF THE SHARES BEING REGISTERED.



                                            December 18, 1998





Balanced Living, Inc.
6375 South Highland Drive
Suite D
Salt Lake City, Utah   84121


Re: REGISTRATION AND ISSUANCE OF BALANCED LIVING INC. COMMON STOCK TO PUBLIC INVESTORS.


Dear Ms. Barham:


 This Firm has acted as counsel to Balanced Living, Inc., a Colorado corporation ("the Company), in connection with its registration of 250,000 shares of its common stock ("the Units"), together with 250,000 Class A Warrants, 250,000 Class B Warrants and 250,000 Class C Warrants for sale to the public through the Company's Prospectus included within its Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission on December 18, 1998.

 In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents necessary to our opinion contained in this letter. The Company have also relied as to certain matters of fact upon representations made to us by officers and agents of the Company. Based upon and in reliance on the foregoing, it is our opinion that:

     1. the Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Colorado; and has full corporate power and authority to own its properties and conduct its business as described in the Prospectus referred to above.

     2. When issued and distributed to the purchasers thereof, the Units will be duly and validly issued and will be fully paid and nonassessable.

     3. The shareholders of the Company have no pre-emptive rights to acquire additional shares of the Company's Common Stock or other securities in respect of the Units.

     The Company hereby consent to the use of our name in the Prospectus and therein being disclosed as counsel to the Company in this matter.



                              Very truly yours,

                              RAY, QUINNEY & NEBEKER



                              By:/s/ A. R. Thorup
                              A. Robert Thorup, a Shareholder and
                              Director of the Firm